                                                                     Exhibit 3.7

                              ARTICLES OF AMENDMENT

The Articles of Incorporation are hereby restated in their entirety to read as set forth below:

      1.    The name of the Corporation is OSI Sealants, Inc.

      2.       Initial registered agent:          CT Corporation Systems
               Initial registered office:         208 S. LaSalle Street
                                                  Chicago, IL  60604

      3. Purpose or purposes for which the Corporation is organized: Any lawful act or activity for which corporations may be organized under the Illinois Business Corporation Act.

      4.    Paragraph 1: Authorized Shares, Issued Shares and Consideration
            Received:


                                Par Value        Number of Shares          Number of           Consideration
         Class                  Per Share          Authorized            Shares Issued            Received
     ------------               ---------        ----------------        -------------         --------------
        Common                   no par              5,000,000           505,980

            Paragraph 2: Preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are: None.

      5. To the fullest extent permitted by the Illinois Business Corporation Act, as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article 5 shall not adversely affect Any right or protection of a director of the corporation existing at the time of such repeal or modification.